CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our auditors’ report dated March 7, 2007 on the consolidated financial statements of Rodinia Minerals Inc. for the years ended December 31, 2006 and 2005 in the Company’s 20-F Registration Statement for the year ended December 31, 2006.

MANNING ELLIOTT LLP

Chartered Accountants
Vancouver, British Columbia

July 16, 2007